Exhibit 99.1

AmerisourceBergen Corporation
P.O. Box 959
Valley Forge, PA 19482

Contact:	Barbara Brungess
610-727-7199
bbrungess@amerisourcebergen.com

AMERISOURCEBERGEN REPORTS

FOURTH QUARTER AND FISCAL YEAR 2013 RESULTS

Expects Fiscal 2014 Adjusted Diluted EPS from Continuing Operations to be in the range of $3.60 to $3.73

VALLEY FORGE, PA, October 31, 2013 — AmerisourceBergen Corporation (NYSE:ABC) today reported that in its fiscal year 2013 fourth quarter ended September 30, 2013, adjusted diluted earnings per share from continuing operations increased 2.6 percent to $0.79, which excludes LIFO expense and warrant expense (net of related tax impact).  Revenue increased 28.3 percent to $24.5 billion in the quarter.  For the fiscal year 2013, adjusted diluted earnings per share from continuing operations increased 6.1 percent to $3.14.  Revenues increased 12.7 percent to $88.0 billion for the fiscal year.  On the basis of U.S. generally accepted accounting principles (GAAP), diluted earnings per share from continuing operations were $0.22 for the September quarter and $2.10 for fiscal 2013.

In the tables that follow, we present our GAAP results as well as a reconciliation of GAAP income from continuing operations to non-GAAP adjusted income from continuing operations for the September quarter and the fiscal year 2013.  Fiscal 2012 results are presented on a GAAP basis only, and include a LIFO credit of $10.7 million in the September quarter, and an expense of $0.7 million for fiscal year 2012.  There was no warrant expense in fiscal 2012.

“In our September quarter, we delivered strong results and successfully implemented the first phase of our new expanded contract with Walgreen Co.,” said Steven H. Collis, AmerisourceBergen President and Chief Executive Officer.  “Our performance in the quarter and the full year, combined with the opportunities we have on the horizon, drive strong momentum heading into fiscal 2014.  Our innovative programs and services, strategic relationship with Walgreens and Alliance Boots GmbH, operational excellence and financial discipline give us great confidence in our ability to continue to deliver tremendous value to our customers, suppliers, associates and shareholders.”

The comments below compare adjusted results from continuing operations for 2013 to GAAP results for 2012.

Summary of Quarterly Results

•                  Revenue:  In the fourth quarter of fiscal 2013, revenue was $24.5 billion, up 28.3 percent compared to the same quarter in the previous fiscal year, reflecting a 34 percent increase in AmerisourceBergen Drug Corporation (ABDC) revenue, and a 12 percent increase in AmerisourceBergen Specialty Group (ABSG) revenue.

•                  Gross Profit:  Gross profit in the fiscal 2013 fourth quarter was $721.5 million, a 1.1 percent increase over the same period in the previous year driven by revenue growth and strong performance in generic pharmaceuticals in ABDC, offset by a substantial increase in lower margin business.  Gross profit in the fiscal 2013 fourth quarter also included a $1.1 million gain from antitrust litigation settlements, compared with a $14.8 million gain in the same period a year ago.  Gross profit as a percentage of revenue decreased 79 basis points to 2.95 percent.

•                  Operating Expenses:  In the fourth quarter of fiscal 2013, operating expenses were $402.9 million, up 2.0 percent over the same period in the last fiscal year.  The increase in operating expenses in the quarter was due primarily to expenses associated with on-boarding the new Walgreens business.  Operating expenses in the fourth quarter of fiscal 2013 and 2012 included employee severance, litigation and other costs totaling $2.1 million and $27.4, million respectively.  Operating expenses as a percentage of revenue in the fiscal 2013 fourth quarter were 1.65 percent compared with 2.07 percent in the same period in the previous fiscal year.

•                  Operating Income:  In the fiscal 2013 fourth quarter, operating income of $318.6 million was flat versus the prior year, as the increase in gross profit was offset by the increase in operating expenses. Operating income as a percentage of revenue decreased 37 basis points to 1.30 percent in the fiscal 2013 fourth quarter compared with the previous year’s fourth quarter.

•                  Tax Rate:  The adjusted effective tax rate for the fourth quarter of fiscal 2013 was 38.2 percent, up from 35.8 percent in the previous fiscal year’s fourth quarter.  Going forward, we expect our annualized adjusted effective tax rate to be in the low 38 percent range.

•                  Earnings Per Share:  Adjusted diluted earnings per share from continuing operations were up 2.6 percent to $0.79 in the fourth quarter of fiscal year 2013 compared to $0.77 in the previous fiscal year’s fourth quarter, reflecting a reduction in diluted weighted average shares outstanding, and offset in part by a 2.3 percent decline in income from continuing operations.

•                  Shares Outstanding:  Diluted weighted average shares outstanding for the fourth quarter of fiscal year 2013 were 235.1 million, down 4.6 percent from the previous fiscal year’s fourth quarter due primarily to share repurchases, net of option exercises.

Segment Discussion

The Pharmaceutical Distribution segment includes both AmerisourceBergen Drug Corporation and AmerisourceBergen Specialty Group.  Other includes AmerisourceBergen Consulting Services (ABCS) and World Courier.

Pharmaceutical Distribution Segment

In the fourth fiscal quarter of 2013, Pharmaceutical Distribution revenues were $24.1 billion, an increase of 29 percent compared to the same quarter in the prior year.  ABDC revenues increased 34 percent, due primarily to the on-boarding of the new Walgreens branded pharmaceuticals business and increased sales to our large PBM customer.  ABSG revenues increased 12 percent, which was driven by strong performance in third party logistics and in our blood products, vaccine and physician office distribution businesses.  Intrasegment revenues between ABDC and ABSG have been eliminated in the presentation of total Pharmaceutical Distribution revenue.  Total intrasegment revenues were $934.2 million and $684.7 million in the quarters ended September 30, 2013 and 2012, respectively.

Operating income of $298.8 million in the September quarter of 2013 decreased 9 percent compared to the same period in the previous year due to additional expenses associated with on-boarding the new Walgreens branded pharmaceuticals business, a shift in customer mix towards lower margin business in both ABDC and ABSG, a decline in performance in our oncology business, and fewer new generic launches to offset those impacts.

Other

Revenues in Other were $433.6 million in the fourth quarter of fiscal 2013, an increase of 3 percent over the same period in the prior year.  Operating income increased 24 percent to $21.9 million in the fourth quarter of fiscal 2013, with the majority of the increase provided by the strong performance in our consulting businesses.

Summary of Fiscal Year 2013

In fiscal year 2013, adjusted diluted earnings per share from continuing operations were $3.14, up 6.1 percent over the prior fiscal year GAAP diluted earnings per share.  Revenue of $88.0 billion increased 12.7 percent over the last fiscal year.  Operating income decreased 2.9 percent in fiscal 2013, driven primarily by an increase in operating expenses, and a shift in customer mix to lower margin business.  Operating income margin decreased 23 basis points to 1.44 percent.  Diluted weighted average shares outstanding in fiscal 2013 were 235.3 million, down 8.4 percent from the year-ago same period. The results of operations from AndersonBrecon and AmerisourceBergen Canada Corporation, both of which were divested in the third quarter of fiscal 2013, have been reported as discontinued operations.

Fiscal Year 2014 Expectations

Going forward, the Company will report adjusted earnings that exclude:

•                  LIFO charges and credits;

•                  Warrant expense;

•                  Acquisition related expenses and intangibles amortization;

•                  Special one-time employee severance, litigation, and other expenses; and

•                  Gains from antitrust litigation settlements.

In addition, we will calculate our adjusted earnings per share for each period using a diluted weighted average share count which will exclude the accounting dilution resulting from the impact of the unexercised equity warrants.

On this new basis, the adjusted diluted earnings per share from continuing operations for fiscal 2013 were $3.21, up $0.07 from the reported adjusted earnings per share of $3.14.  Employee severance, litigation and other of $23.5 million and intangibles amortization of $24.4 million, offset by gains from antitrust litigation settlements of $22.9 million, collectively, contributed to the $0.07 difference in adjusted earnings per share.  There was no accounting dilution to our share count in fiscal 2013 resulting from the unexercised warrants.

Looking ahead, the Company expects adjusted diluted earnings per share from continuing operations in fiscal year 2014 to be in the range of $3.60 to $3.73, a 12 percent to 16 percent increase over the revised $3.21 in fiscal 2013.  Key assumptions supporting that range are:

•                  revenue growth in the range of 28 percent to 31 percent;

•                  operating income growth in the 12 percent to 16 percent range;

•                  operating margin decline in the high teens basis points range due to the on-boarding of significant new lower margin business;

•                  free cash flow in the range of $500 to $700 million, with capital expenditures in the $300 million range; and

•                  approximately $500 million in share repurchases, with the majority occurring in the second half of fiscal 2014, subject to market conditions.

Conference Call

The Company will host a conference call to discuss the results at 11:00 a.m. Eastern Time on October 31, 2013.

Participating in the conference call will be:

Steven H. Collis, President & Chief Executive Officer

Tim G. Guttman, Senior Vice President & Chief Financial Officer

The dial-in number for the live call will be (612) 234-9960.  No access code is required.  The live call will also be webcast via the Company’s website at www.amerisourcebergen.com.  Users are encouraged to log on to the webcast approximately 10 minutes in advance of the scheduled start time of the call.

Replays of the call will be made available via telephone and webcast.  A replay of the webcast will be posted on www.amerisourcebergen.com approximately two hours after the completion of the call and will remain available for thirty days.  The telephone replay will also be available approximately two hours after the completion of the call and will remain available for seven days.  To access the telephone replay from within the US, dial (800) 475-6701.  From outside the US, dial (320) 365-3844.  The access code for the replay is 304743.

About AmerisourceBergen

AmerisourceBergen is one of the largest global pharmaceutical services companies, helping both healthcare providers and pharmaceutical and biotech manufacturers ensure patient access to products and better health outcomes.  With services ranging from drug distribution and niche premium logistics to reimbursement and pharmaceutical consulting services, AmerisourceBergen delivers innovative programs and solutions across the pharmaceutical supply channel. With nearly $100 billion in annualized revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs approximately 13,000 people. AmerisourceBergen is ranked #32 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

AmerisourceBergen’s Cautionary Note Regarding Forward-Looking Statements

Certain of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as “expect,” “likely,” “outlook,” “forecast,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “continue,” “sustain,” “synergy,” “on track,” “believe,” “seek,”

“estimate,” “anticipate,” “may,” “possible,” “assume,” variations of such words, and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and change in circumstances. These statements are not guarantees of future performance and are based on assumptions that could prove incorrect or could cause actual results to vary materially from those indicated. Among the factors that could cause actual results to differ materially from those projected, anticipated or implied are the following: changes in pharmaceutical market growth rates; the loss of one or more key customer or supplier relationships; the retention of key customer or supplier relationships under less favorable economics; changes in customer mix; customer delinquencies, defaults or insolvencies; supplier defaults or insolvencies; changes in branded and/or generic pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other dispute with customers or suppliers; federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances, federal and state prosecution of alleged violations of related laws and regulations, and any related litigation, including shareholder derivative lawsuits; qui tam litigation for alleged violations of fraud and abuse laws and regulations and/or any other laws and regulations governing the marketing, sale, purchase, and/or dispensing of pharmaceutical products or services and any related litigation, including shareholder derivative lawsuits; changes in federal and state legislation or regulatory action affecting pharmaceutical product pricing or reimbursement policies, including under Medicaid and Medicare, and the effect of such changes on our customers; changes in regulatory or clinical medical guidelines and/or labeling for the pharmaceutical products we distribute, including certain anemia products; price inflation in branded pharmaceuticals and price deflation in generics; greater or less than anticipated benefit from launches of the generic versions of previously patented pharmaceutical products; significant breakdown or interruption of our information technology systems; our inability to realize the anticipated benefits of the implementation of an enterprise resource planning (ERP) system; interest rate and foreign currency exchange rate fluctuations; risks associated with international business operations, including non-compliance with the U.S. Foreign Corrupt Practices Act, anti-bribery laws and economic sanctions and import laws and regulations; economic, business, competitive and/or regulatory developments outside of the United States; risks associated with the strategic, long-term relationship among Walgreen Co., Alliance Boots GmbH and AmerisourceBergen, the occurrence of any event, change or other circumstance that could give rise to the termination, cross-termination or modification of any of the transaction documents among the parties (including, among others, the distribution agreement or the generics agreement), an impact on our earnings per share resulting from the issuance of the Warrants, an inability to realize anticipated benefits (including benefits resulting from participation in the Walgreens Boots Alliance Development GmbH joint venture), the disruption of AmerisourceBergen’s cash flow and ability to return value to its stockholders in accordance with its past practices, disruption of or changes in vendor, payer and customer relationships and terms, and the reduction of AmerisourceBergen’s operational, strategic or financial flexibility; the acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; our inability to successfully complete any other transaction that we may wish to pursue from time to time; changes in tax laws or legislative initiatives that could adversely affect our tax positions and/or our tax liabilities or adverse resolution of challenges to our tax positions; increased costs of maintaining, or reductions in our ability to maintain, adequate liquidity and financing sources; volatility and deterioration of the capital and credit markets; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting our business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act of 1934. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, AmerisourceBergen does not undertake, and expressly disclaims, any duty or obligation to publicly update any forward-looking statement after the date of this report, whether as a result of new information, future events, changes in assumptions or otherwise.

# # #

AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	Three		Three
	Months Ended		Months Ended
	September 30,	% of	September 30,	% of	%
	2013	Revenue	2012	Revenue	Change

Revenue	$24,469,040	100.00%	$19,064,443	100.00%	28.3%

Cost of goods sold	23,901,488		18,350,626		30.2%

Gross profit [1]	567,552	2.32%	713,817	3.74%	-20.5%

Operating expenses:
Distribution, selling and administrative	358,303	1.46%	329,138	1.73%	8.9%
Depreciation and amortization	42,496	0.17%	38,494	0.20%	10.4%
Warrants [2]	50,479	0.21%	—	—%
Employee severance, litigation and other, net [3]	2,084	0.01%	27,419	0.14%
Total operating expenses	453,362	1.85%	395,051	2.07%	14.8%

Operating income	114,190	0.47%	318,766	1.67%	-64.2%

Other income	(1,207)	—%	(910)	—%

Interest expense, net	18,672	0.08%	23,137	0.12%	-19.3%

Income before income taxes	96,725	0.40%	296,539	1.56%	-67.4%

Income taxes	46,164	0.19%	106,090	0.56%	-56.5%

Income from continuing operations	50,561	0.21%	190,449	1.00%	-73.5%

Income (loss) from discontinued operations, net of income taxes	462		(26,955)

Net income	$51,023	0.21%	$163,494	0.86%

Basic earnings per share:
Continuing operations	$0.22		$0.78		-71.8%
Discontinued operations	—		(0.11)
Total	$0.22		$0.67

Diluted earnings per share:
Continuing operations	$0.22		$0.77		-71.4%
Discontinued operations	—		(0.11)
Total	$0.22		$0.66

Weighted average common shares outstanding:
Basic	230,478		242,931
Diluted [4]	235,127		246,485		-4.6%

[1]

Includes a $1.1 million gain from antitrust litigation settlements and a $154.0 million LIFO expense charge in the three months ended September 30, 2013. Includes a $14.8 million gain from antitrust litigation settlements and a $10.7 million LIFO credit in the three months ended September 30, 2012.

[2]	Expense related to common stock warrants issued to Walgreens and Alliance Boots in connection with the March 2013 transaction.
[3]

Includes $1.9 million of employee severance and other restructuring costs and $0.2 million of deal-related transaction costs in the three months ended September 30, 2013. Includes $27.0 million of employee severance and other restructuring costs and $0.4 million of deal-related transaction costs in the three months ended September 30, 2012.

[4]	Includes the dilutive effect of stock options, restricted stock, and restricted stock units. The Warrants were anti-dilutive in the three months ended September 30, 2013.

AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	Fiscal		Fiscal
	Year Ended		Year Ended
	September 30,	% of	September 30,	% of	%
	2013	Revenue	2012	Revenue	Change

Revenue	$87,959,167	100.00%	$78,080,806	100.00%	12.7%

Cost of goods sold	85,451,348		75,446,120		13.3%

Gross profit [1]	2,507,819	2.85%	2,634,686	3.37%	-4.8%

Operating expenses:
Distribution, selling and administrative	1,333,712	1.52%	1,152,556	1.48%	15.7%
Depreciation and amortization	162,186	0.18%	134,375	0.17%	20.7%
Warrants [2]	90,055	0.10%	—	—%
Employee severance, litigation and other [3]	23,467	0.03%	44,140	0.06%
Total operating expenses	1,609,420	1.83%	1,331,071	1.70%	20.9%

Operating income	898,399	1.02%	1,303,615	1.67%	-31.1%

Other loss (income)	44	—%	(5,827)	-0.01%

Interest expense, net	73,897	0.08%	92,569	0.12%	-20.2%

Income before income taxes	824,458	0.94%	1,216,873	1.56%	-32.2%

Income taxes	331,023	0.38%	455,512	0.58%	-27.3%

Income from continuing operations	493,435	0.56%	761,361	0.98%	-35.2%

Loss from discontinued operations, net of income taxes	(59,728)		(42,375)

Net income	$433,707	0.49%	$718,986	0.92%

Basic earnings per share:
Continuing operations	$2.14		$3.01		-28.9%
Discontinued operations	(0.26)		(0.17)
Total	$1.88		$2.84

Diluted earnings per share:
Continuing operations	$2.10		$2.96		-29.1%
Discontinued operations	(0.25)		(0.16)
Rounding	(0.01)		—
Total	$1.84		$2.80

Weighted average common shares outstanding:
Basic	231,067		252,906
Diluted [4]	235,345		256,903		-8.4%

[1]

Includes a $22.9 million gain from antitrust litigation settlements and a $277.0 million LIFO expense charge in the fiscal year ended September 30, 2013. Includes a $14.8 million gain from antitrust litigation settlements and a $0.7 million LIFO expense charge in the fiscal year ended September 30, 2012.

[2]	Expense related to common stock warrants issued to Walgreens and Alliance Boots in connection with the March 2013 transaction.
[3]

Includes $23.0 million of deal-related transaction costs, primarily related to professional fees with respect to the Walgreens / Alliance Boots transaction, and $0.5 million of employee severance and other restructuring costs in the fiscal year ended September 30, 2013. Includes $33.0 million of employee severance and other restructuring costs and $11.1 million of deal-related transaction costs in the fiscal year ended September 30, 2012.

[4]	Includes the dilutive effect of stock options, restricted stock, and restricted stock units. The Warrants were anti-dilutive in the fiscal year ended September 30, 2013.

AMERISOURCEBERGEN CORPORATION

RECONCILIATION OF CONTINUING OPERATIONS (GAAP) TO ADJUSTED CONTINUING OPERATIONS (NON-GAAP)

(dollars in thousands, except per share data)

(unaudited)

	Three Months Ended September 30, 2013
				Adjusted	%
	GAAP	LIFO Expense	Warrant Expense	Non-GAAP	Change [1]

Revenue	$24,469,040	$—	$—	$24,469,040	28.3%
Cost of goods sold	23,901,488	(153,972)	—	23,747,516	29.4%
Gross profit	567,552	153,972	—	721,524	1.1%
Operating expenses	453,362	—	(50,479)	402,883	2.0%
Operating income	114,190	153,972	50,479	318,641	—%
Other income	(1,207)	—	—	(1,207)
Interest expense, net	18,672	—	—	18,672	-19.3%
Income before income taxes	96,725	153,972	50,479	301,176	1.6%
Income taxes [2]	46,164	59,414	9,471	115,049	8.4%
Income from continuing operations	$50,561	$94,558	$41,008	$186,127	-2.3%

Diluted earnings per share from continuing operations	$0.22	$0.40	$0.17	$0.79	2.6%

Diluted weighted average common shares outstanding	235,127	235,127	235,127	235,127	-4.6%

	Fiscal Year Ended September 30, 2013
				Adjusted	%
	GAAP	LIFO Expense	Warrant Expense	Non-GAAP	Change [1]

Revenue	$87,959,167	$—	$—	$87,959,167	12.7%
Cost of goods sold	85,451,348	(277,001)	—	85,174,347	12.9%
Gross profit	2,507,819	277,001	—	2,784,820	5.7%
Operating expenses	1,609,420	—	(90,055)	1,519,365	14.1%
Operating income	898,399	277,001	90,055	1,265,455	-2.9%
Other loss	44	—	—	44
Interest expense, net	73,897	—	—	73,897	-20.2%
Income before income taxes	824,458	277,001	90,055	1,191,514	-2.1%
Income taxes [2]	331,023	107,227	13,738	451,988	-0.8%
Income from continuing operations	$493,435	$169,774	$76,317	$739,526	-2.9%

Diluted earnings per share from continuing operations	$2.10	$0.72	$0.32	$3.14	6.1%

Diluted weighted average common shares outstanding	235,345	235,345	235,345	235,345	-8.4%

Note - No adjustments have been made to prior year GAAP continuing operations for the three and twelve month periods ended September 30, 2012.

[1]	Percentage change in comparison to prior year operating results, which do not include any non-GAAP adjustments.

[2]

The income tax rate applicable to warrant expense is lower than our normal income tax rate as a portion of the warrant expense is not tax deductible. The income tax rate on warrant expense will vary by quarter depending upon the expected quarterly changes in the fair value of the Warrants.

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30,	September 30,
	2013	2012
ASSETS

Current assets:
Cash and cash equivalents	$1,231,006	$1,066,608
Accounts receivable, net	6,051,920	3,784,619
Merchandise inventories	6,981,494	5,472,010
Prepaid expenses and other	129,231	72,374
Assets held for sale	—	662,853
Total current assets	14,393,651	11,058,464

Property and equipment, net	803,561	743,684
Other long-term assets	3,721,426	3,640,108

Total assets	$18,918,638	$15,442,256

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$13,335,792	$9,492,589
Other current liabilities	1,534,843	1,533,291
Liabilities held for sale	—	239,706
Total current liabilities	14,870,635	11,265,586

Long-term debt	1,396,606	1,395,931

Other long-term liabilities	331,652	325,897

Stockholders’ equity	2,319,745	2,454,842

Total liabilities and stockholders’ equity	$18,918,638	$15,442,256

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Fiscal	Fiscal
	Year Ended	Year Ended
	September 30,	September 30,
	2013	2012

Operating Activities:
Net income	$433,707	$718,986
Loss from discontinued operations	59,728	42,375
Income from continuing operations	493,435	761,361
Adjustments to reconcile income from continuing operations to net cash provided by operating activities	346,541	241,621
Changes in operating assets and liabilities	(137,988)	413,975
Net cash provided by operating activities - continuing operations	701,988	1,416,957
Net cash provided by (used in) operating activities - discontinued operations	86,137	(111,508)
Net cash provided by operating activities	788,125	1,305,449

Investing Activities:
Capital expenditures	(202,450)	(133,292)
Proceeds from sales of businesses	329,980	—
Cost of acquired companies, net of cash acquired	—	(775,670)
Other	1,402	23
Net cash provided by (used in) investing activities - continuing operations	128,932	(908,939)
Net cash used in investing activities - discontinued operations	(11,672)	(39,010)
Net cash provided by (used in) investing activities	117,260	(947,949)

Financing Activities:
Net borrowings	—	51,964
Purchases of common stock	(484,176)	(1,162,246)
Exercises of stock options	155,713	115,224
Cash dividends on common stock	(195,716)	(132,760)
Purchases of capped call options	(157,295)	—
Other	(8,975)	(10,658)
Net cash used in financing activities - continuing operations	(690,449)	(1,138,476)
Net cash (used in) provided by financing activities - discontinued operations	(50,538)	21,594
Net cash used in financing activities	(740,987)	(1,116,882)

Increase (decrease) in cash and cash equivalents	164,398	(759,382)

Cash and cash equivalents at beginning of year	1,066,608	1,825,990

Cash and cash equivalents at end of year	$1,231,006	$1,066,608

AMERISOURCEBERGEN CORPORATION

SUMMARY SEGMENT INFORMATION

(dollars in thousands)

(unaudited)

	Three Months Ended September 30,
Revenue	2013	2012	% Change

Pharmaceutical Distribution	$24,087,482	$18,696,821	29%
Other [1]	433,565	421,566	3%
Intersegment eliminations	(52,007)	(53,944)	-4%

Revenue	$24,469,040	$19,064,443	28%

	Three Months Ended September 30,
Operating Income	2013	2012	% Change

Pharmaceutical Distribution	$144,856	$328,572	-56%
LIFO	153,972	—	N/M
Adjusted Pharmaceutical Distribution [2]	298,828	328,572	-9%
Other [1]	21,897	17,613	24%
LIFO	(153,972)	—	N/M
Warrants	(50,479)	—	N/M
Employee severance, litigation and other	(2,084)	(27,419)	N/M

Operating income	$114,190	$318,766	-64%

	Three Months Ended September 30, 2013		Three Months Ended September 30, 2012
	GAAP	Non-GAAP	GAAP [3]

Percentages of revenue:

Pharmaceutical Distribution
Gross profit	1.91%	2.55%	3.27%
Operating expenses	1.31%	1.31%	1.51%
Operating income	0.60%	1.24%	1.76%

Other [1]
Gross profit	24.90%	N/A	24.30%
Operating expenses	19.85%	N/A	20.12%
Operating income	5.05%	N/A	4.18%

AmerisourceBergen Corporation
Gross profit	2.32%	2.95%	3.74%
Operating expenses	1.85%	1.65%	2.07%
Operating income	0.47%	1.30%	1.67%

1 Other is comprised of the AmerisourceBergen Consulting Services (“ABCS”) operating segment and the World Courier Group, Inc. operating segment.

2 Includes a $1.1 million gain from antitrust litigation settlements in the three months ended September 30, 2013.  Includes a $14.8 million gain from antitrust litigation settlements and a $10.7 million LIFO credit in the three months ended September 30, 2012.

3 Margin percentages in the prior year period do not include any non-GAAP adjustments.

AMERISOURCEBERGEN CORPORATION

SUMMARY SEGMENT INFORMATION

(dollars in thousands)

(unaudited)

	Fiscal Year Ended September 30,
Revenue	2013	2012	% Change

Pharmaceutical Distribution	$86,387,950	$76,940,544	12%
Other [1]	1,763,549	1,324,744	33%
Intersegment eliminations	(192,332)	(184,482)	4%

Revenue	$87,959,167	$78,080,806	13%

	Fiscal Year Ended September 30,
Operating Income	2013	2012	% Change

Pharmaceutical Distribution	$919,455	$1,275,636	-28%
LIFO	277,001	—	N/M
Adjusted Pharmaceutical Distribution [2]	1,196,456	1,275,636	-6%
Other [1]	92,466	72,119	28%
LIFO	(277,001)	—	N/M
Warrants	(90,055)	—	N/M
Employee severance, litigation and other	(23,467)	(44,140)	N/M

Operating income	$898,399	$1,303,615	-31%

	Fiscal Year Ended September 30, 2013		Fiscal Year Ended September 30, 2012
	GAAP	Non-GAAP	GAAP [3]

Percentages of revenue:

Pharmaceutical Distribution
Gross profit	2.37%	2.69%	3.07%
Operating expenses	1.31%	1.31%	1.41%
Operating income	1.06%	1.38%	1.66%

Other [1]
Gross profit	25.95%	N/A	20.49%
Operating expenses	20.71%	N/A	15.04%
Operating income	5.24%	N/A	5.44%

AmerisourceBergen Corporation
Gross profit	2.85%	3.17%	3.37%
Operating expenses	1.83%	1.73%	1.70%
Operating income	1.02%	1.44%	1.67%

1 Other for the fiscal year ended September 30, 2013 is comprised of the AmerisourceBergen Consulting Services (“ABCS”) operating segment and the World Courier Group, Inc. operating segment.  Other for the fiscal year ended September 30, 2012 is comprised of the ABCS operating segment and the World Courier Group, Inc. operating segment (beginning May 1, 2012).

2 Includes a $22.9 million gain from antitrust litigation settlements in the fiscal year ended September 30, 2013.  Includes a $14.8 million gain from antitrust litigation settlements and a $0.7 million LIFO expense charge in the fiscal year ended September 30, 2012.

3 Margin percentages in the prior year period do not include any non-GAAP adjustments.